Exhibit 10.2

INVESTORS AGREEMENT

THIS INVESTORS AGREEMENT (this “Agreement”) is made as of July 3, 2013, by and among KENMARE HOLDINGS LTD (together with its controlled Affiliates, “Kenmare”) and TRIDENT V, L.P., TRIDENT V PARALLEL FUND, L.P. and TRIDENT V PROFESSIONALS FUND, L.P. (collectively, “Trident”).

RECITALS

WHEREAS, ARDEN HOLDINGS LIMITED (company registration number 37470) whose registered office is at Clarendon House, 2 Church Street, Hamilton, Bermuda (“Arden Holdings”), ALOPUC LIMITED (company registration number 8538477) whose registered office is at Avaya House, 2 Cathedral Hill, Guildford, Surrey, GU2 7YL, UK (“Alopuc”), and Kenmare (company registration number 30917) whose registered office is at Clarendon House, 2 Church Street, Hamilton, Bermuda, are parties to that certain Agreement for the sale and purchase of the entire issued share capital of Atrium Underwriting Group Limited (“Atrium”), dated as of June 5, 2013 (the “Atrium Purchase Agreement”);

WHEREAS, Arden Holdings, Kenmare and NORTHSHORE HOLDINGS LIMITED (company registration number 43474) whose registered office is at Clarendon House, 2 Church Street, Hamilton, Bermuda (“Northshore”), are parties to that certain Agreement for the sale and purchase of the entire issued share capital of Arden Reinsurance Company Limited (“Arden Re”), dated as of June 5, 2013 (the “Arden Re Purchase Agreement”;

WHEREAS, Northshore is an indirect wholly owned subsidiary of Kenmare that has had no specific operations to date and Alopuc is a newly formed, wholly owned subsidiary of Northshore;

WHEREAS, Kenmare desires to sell to Trident a forty percent (40%) interest in Northshore such that sixty percent (60%) of Northshore shall be owned by Kenmare and forty percent (40%) of Northshore shall be owned by Trident;

WHEREAS, on the date hereof, each of Kenmare and Trident has executed a letter agreement in favor of Northshore, in which each party has agreed, subject to the terms and conditions set forth therein, to make an equity investment in Northshore at the closing of the acquisition of each of Atrium and Arden Re, through a cash equity investment (each, a “Subscription Letter”), the proceeds of which will be used to fund, in part, the purchase price set forth in each of the Atrium Purchase Agreement and the Arden Re Purchase Agreement, on the terms and subject to the conditions set forth in each such agreement (such agreements collectively referred to herein as the “Purchase Agreements”); and

WHEREAS, Kenmare and Trident wish to agree to certain terms and conditions that will govern the actions of such parties with respect to the Purchase Agreements and the Subscription Letters and the transactions contemplated thereby.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

I. EFFECTIVENESS.

Section 1.1 Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to this Section 1.1 and Article 3 (other than Section 3.1), which shall survive termination) upon written agreement of Kenmare and Trident; provided that any liability for failure to comply with the terms of this Agreement prior to the date of termination shall survive the termination of this Agreement.

II. AGREEMENTS AMONG THE INVESTORS.

Section 2.1 Amendments to the Purchase Agreements. Kenmare and Trident agree that the approval of each of Kenmare and Trident shall be required in order for Northshore or Alopuc (together, the “Purchasers”) to amend, modify, waive, supplement, terminate or agree to an amendment, modification, waiver or supplement to, or termination of, either of the Purchase Agreements, and, for the avoidance of doubt, the approval of each of Kenmare and Trident shall be required in order for either Purchaser to waive any condition to closing specified in either of the Purchase Agreements. Any determination by Kenmare that the closing conditions have been satisfied shall be based on Kenmare’s reasonable determination after consultation with Trident. Kenmare and Trident shall not permit either Purchaser to, without the prior consent of both Kenmare and Trident, amend, or agree to any amendment of, either of the Purchase Agreements in a manner that would require an amendment to either party’s Subscription Letter.

Section 2.2 Debt Financing. Each of Kenmare and Trident shall use its respective reasonable best efforts to assist the Purchasers in obtaining debt financing on terms that are agreeable to each of Kenmare and Trident. The approval of each of Kenmare and Trident shall be required in order for either of the Purchasers to (i) amend, modify, waive, supplement, terminate or agree to an amendment, modification, waiver, supplement to or termination of, any agreed-upon terms of the debt financing, or (ii) enter into the definitive documentation providing for such debt financing.

Section 2.3 Organizational Documents; Equity Incentive Plans.

(a) Each of Kenmare and Trident agrees to negotiate in good faith with the other party to enter into a final form of Shareholders’ Agreement for the equityholders of Northshore (the “Shareholders’ Agreement”), which agreement shall be in substantially the form of the Shareholders’ Agreement attached hereto as Exhibit A, and to cause Northshore to create and file with the Bermuda Registrar of Companies an amended and restated Memorandum of Association, if necessary, and create Amended and Restated Bye-Laws and, as appropriate, other organizational documents, which shall contain standard terms and otherwise be consistent with those set forth in the Shareholders’ Agreement.

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(b) At the direction of both Kenmare and Trident, Northshore may negotiate and enter into definitive agreements with members of Atrium’s management team with respect to the terms of equity incentives and/or adopt policies or plans affecting the management of Atrium and Arden Re.

Section 2.4 Subscription Commitments. Each of Kenmare and Trident hereby affirms and agrees that (i) it is bound by the provisions set forth in its Subscription Letter, (ii) that Northshore shall be entitled to specifically enforce the provisions of such Subscription Letters and (iii) that Kenmare and Trident shall each have the right to directly enforce the Subscription Letter of the other party.

Section 2.5 Expense Sharing. Each of Kenmare and Trident agrees to bear its Pro Rata Share (as defined below) of all costs, fees and expenses incurred on or after May 1, 2013 relating to the formation of Northshore and the negotiation and drafting of any amendments to Northshore’s organizational documents, as well as the costs, fees and expenses incurred by Kenmare and Trident related to due diligence of Atrium and Arden Re, the negotiation of the Purchase Agreements and any ancillary agreements and the consummation of the transactions contemplated thereby, including all costs, fees and expenses incurred in connection with obtaining any regulatory approvals and debt financing. In addition, Kenmare and Trident shall bear the respective portion of all other costs, fees and expenses as more specifically set forth on Exhibit B. For purposes of this Section 2.5, “Pro Rata Share” means, with respect to Kenmare, sixty percent (60%), and, with respect to Trident, forty percent (40%). Northshore shall pay all such costs and expenses as they are funded by Kenmare and Trident through drawdowns hereunder.

Section 2.6 Regulatory Filings. Each of Kenmare and Trident hereby represents, warrants and covenants that (i) it will use its respective reasonable best efforts to, and cause Northshore and Alopuc to, timely file all requests for consent, approval or other authorization of, or any filings with or notifications to, regulatory authorities, as may be required by such regulatory authorities to consummate the transactions contemplated by the Purchase Agreements, and provide any information that is required of such party in such filings or notifications, and (ii) the information to be supplied by such party in writing in connection with any such requests for consent, approval or other authorization of, or any filings with or notifications to, regulatory authorities shall be, to its knowledge, accurate and complete in all material respects, and each of Kenmare and Trident agrees that it will promptly notify the other party in writing if at any time or times prior to the termination of this Agreement such information is, to its knowledge, no longer accurate and complete in all material respects and will promptly update such information so that it is, to its knowledge, accurate and complete in all material respects. If any regulatory authority asserts any objections related to any consent, approval or authorization required pursuant to any Purchase Agreement, and such objections relate to the activities or investments of such party or such party’s Affiliates, such party will use its reasonable best efforts to resolve such objections.

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Section 2.7 Cooperation. Kenmare and Trident shall, and shall cause Northshore and Alopuc to, use their reasonable best efforts to consummate the transactions contemplated by the Arden Re Purchase Agreement and the Atrium Re Purchase Agreement.

Section 2.8 Sale of Northshore Interest. Kenmare agrees to sell, and Trident agrees to purchase, forty percent (40%) of Kenmare’s interest in Northshore (the “Transferred Interest”) as of the date hereof for a total purchase price of US$40,000. Kenmare represents and warrants to Trident that, prior to the sale, Kenmare was the sole beneficial owner of the Transferred Interest, that the Transferred Interest was validly issued and fully paid and that there were no encumbrances on the Transferred Interest. Notwithstanding the foregoing, Trident agrees to promptly sell the Transferred Interest back to Kenmare for a total purchase price of US$40,000 if Trident does not fund any Drawdown required of Trident in accordance with the terms of its Subscription Letter.

III. MISCELLANEOUS.

Section 3.1 Representations and Warranties. Each of Kenmare and Trident hereby represents and warrants to the other party that (a) it has the requisite power and authority to execute, deliver and perform this Agreement and its Subscription Letter, (b) the execution, delivery and performance by it of this Agreement and its Subscription Letter have been duly authorized by all necessary action and no additional proceedings are necessary to approve such agreements, (c) this Agreement and its Subscription Letter each have been duly executed and delivered by it and constitute valid and binding agreements of it enforceable against it in accordance with the terms hereof or thereof, and (d) all of the representations and warranties made by it in its Subscription Letter are complete and accurate in all material respects. Each of Kenmare and Trident further represents and warrants to the other party that its execution, delivery and performance of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract to which such party is a party or by which such party is bound or any of such party’s organizational documents; (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such party or any of the properties or assets of such party; or (iii) result in the creation of, or impose any obligation on such party to create, any lien, charge or other encumbrance of any nature whatsoever upon such party’s properties or assets.

Section 3.2 Press Release; Communication; Confidentiality.

(a) No press release or other public announcement in respect of this Agreement, the Subscription Letters or the transactions contemplated by the Purchase Agreements shall be issued or made by either Kenmare or Trident without the prior consent of the other party, except, in each case, for any such press release or other public announcement as Kenmare may determine in good faith is required to be issued or made by it or any of its Affiliates by applicable law, in which case, Kenmare shall use its commercially reasonable efforts to allow Trident reasonable time to comment on such press release or other public announcement in advance of such issuance or making.

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(b) Each of Kenmare and Trident hereby agrees to, and shall cause its representatives to, keep any information supplied by or on behalf of the other party in connection with the transactions contemplated by this Agreement and the Purchase Agreements confidential (“Confidential Information”) and to use and to cause its representatives to use the Confidential Information only in connection with the transactions contemplated hereby, including pursuant to the Purchase Agreements; provided that the term Confidential Information shall not include information that (i) is already in such party’s possession, provided that such information is not subject to another obligation of confidentiality or secrecy, (ii) is or becomes generally available to the public other than as a result of a breach of this Agreement by such party or its representatives, or (iii) is or becomes available to such party on a non-confidential basis from a source not bound by another obligation of confidentiality or secrecy; provided, further, that nothing herein shall prevent either party from disclosing Confidential Information to the extent required by applicable law (it being understood that such party shall notify the other party of such disclosure and use reasonable best efforts to limit such disclosure and to ensure that any information so disclosed is accorded confidential treatment, to the extent available).

Section 3.3 Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by each of Kenmare and Trident.

Section 3.4 Assignments. The rights and obligations of the parties hereunder shall not be assigned by either party without the prior written consent of the other party; provided that, a party may assign its rights and obligations under this Agreement and its Subscription Letter to one or more of its Affiliates if such assignment will not disrupt, interfere with or otherwise delay the receipt of any governmental approval required to be obtained in connection with the consummation of the transactions contemplated by the Arden Re Purchase Agreement or the Atrium Purchase Agreement; provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder. “Affiliates” shall mean with respect to any party, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such party, and “Person” shall include a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that Person’s personal representatives, successors or permitted assigns.

Section 3.5 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to any Person or circumstance will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

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Section 3.6 Remedies. Any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy. The parties hereto agree that this Agreement will be enforceable by all available remedies at law or in equity, subject to the limitations expressly set forth herein. No party shall be liable under this Agreement for any consequential, punitive, special, incidental or indirect damages, except to the extent awarded by a court of competent jurisdiction in connection with a third-party claim.

Section 3.7 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each party hereto, by its acceptance of the benefits provided herein, covenants, agrees and acknowledges that, notwithstanding that any such party or any of its permitted assigns may be a partnership or limited liability company, no rights of recovery, and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against any former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives of any party, or any of its successors or assigns, or any former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives or successors or assignees of any of the foregoing (but not including the parties hereto or their respective permitted assigns hereunder, each, an “Investor Related Party” and collectively, the “Investor Related Parties”), through Northshore or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of Northshore against any Investor Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable law, or otherwise, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Investor Related Party for any obligations of such party or any of its successors or permitted assigns under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

Section 3.8 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any Person other than Kenmare and Trident and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 3.9 Governing Law; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims, actions, suits and proceedings or other causes of action (whether at law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding to the address set forth in Section 3.14 shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.9(b).

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Section 3.10 Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 3.11 Entire Agreement. This Agreement, together with the Shareholders’ Agreement, the Subscription Letters and the other Exhibits hereto, constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, both written and oral, among the parties or any of their Affiliates with respect to the subject matter contained herein.

Section 3.12 Headings; Counterparts. The section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement.

Section 3.13 Exclusivity. Each of Kenmare and Trident agrees that for so long as this Agreement shall remain in effect, without the prior written approval of the other party, it shall not become affiliated with, enter into discussions with, or make any equity investment with, any other Person in relation to any transaction involving an acquisition of Atrium or Arden Re that could reasonably be expected to be competitive to, or interfere with, the negotiation or consummation of the transactions contemplated by the Purchase Agreements.

Section 3.14 Notice. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or other electronic delivery or sent, postage prepaid, by registered, certified or express mail or overnight courier service, as follows:

if to Kenmare:

c/o Enstar Group Limited

Windsor Place, 3rd Floor

22 Queen Street

Hamilton, Bermuda HM JX

Attn: Richard J. Harris

Facsimile: 441-296-7319

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if to Trident:

c/o Stone Point Capital LLC

20 Horseneck Lane

Greenwich, CT 06830

United States of America

Attn: Stephen Levey

Facsimile: 203-862-2929

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day. “Business Day” shall mean any day other than a Saturday, Sunday or any day that is a federal holiday in the United States or Bermuda or a day on which banks in New York City are closed generally.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

KENMARE HOLDINGS LTD.

By:	/s/ Richard J. Harris
Name: Richard J. Harris
Title: Director

TRIDENT V, L.P.

By: SPC MANAGEMENT HOLDINGS LLC, its manager

By: STONE POINT CAPITAL LLC, its managing member

By:	/s/ James D. Carey
Name: James D. Carey
Title: Senior Principal

TRIDENT V PARALLEL FUND, L.P.

By: SPC MANAGEMENT HOLDINGS LLC, its manager

By: STONE POINT CAPITAL LLC, its managing member

By:	/s/ James D. Carey
Name: James D. Carey
Title: Senior Principal

TRIDENT V PROFESSIONALS FUND, L.P.

By: SPC MANAGEMENT HOLDINGS LLC, its manager

By: STONE POINT CAPITAL LLC, its managing member

By:	/s/ James D. Carey
Name: James D. Carey
Title: Senior Principal

Exhibit A

Shareholders’ Agreement

SHAREHOLDERS’ AGREEMENT

between

NORTHSHORE HOLDINGS LIMITED

and

THE SHAREHOLDERS NAMED HEREIN

dated as of

[•], 2013

i

SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (this “Agreement”), dated as of [•], 2013, is entered into among Northshore Holdings Limited, a Bermuda exempted company (the “Company”), Kenmare Holdings Ltd (the “Enstar Shareholder”), Trident V, L.P., Trident V Parallel Fund, L.P. and Trident V Professionals Fund, L.P. (each, a “Trident Shareholder” and, collectively, the “Trident Shareholders” and, together with the Enstar Shareholder, the “Initial Shareholders”), each other Person who after the date hereof acquires Common Shares of the Company and becomes a party to this Agreement by executing a Joinder Agreement (such Persons, collectively with the Initial Shareholders, the “Shareholders”) and, solely for purposes of Section 3.05 hereof, Enstar Group Limited (“Enstar”).

RECITALS

WHEREAS, as of the date hereof, the Enstar Shareholder owns 60% of the issued and outstanding Common Shares of the Company and the Trident Shareholders collectively own 40% of the issued and outstanding Common Shares of the Company; and

WHEREAS, the Initial Shareholders and the other parties hereto deem it in their best interests and in the best interests of the Company to set forth in this Agreement their respective rights and obligations in connection with their investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article I.

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Arden Re” means Arden Reinsurance Company Limited.

“Atrium” means Atrium Underwriting Group Limited.

“Board” has the meaning set forth in Section 2.01(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Bermuda are authorized or required to close.

“Bye-laws” means the bye-laws of the Company, as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Call Right” has the meaning set forth in Section 3.05(a).

“Change of Control” means any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers acquiring beneficial ownership, directly or indirectly, of all or substantially all of the then issued and outstanding Common Shares or (b) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company and its Subsidiaries, on a consolidated basis, to any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith).

“Commitment Letters” has the meaning set forth in Section 6.01(e).

“Common Shares” means the common shares, par value $1.00 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Company” has the meaning set forth in the preamble.

“Director” has the meaning set forth in Section 2.01(a).

“Drag-along Notice” has the meaning set forth in Section 3.03(b).

“Drag-along Sale” has the meaning set forth in Section 3.03(a).

“Drag-along Shareholder” has the meaning set forth in Section 3.03(a).

“Enstar” has the meaning set forth in the preamble.

“Enstar Director” has the meaning set forth in Section 2.01(a).

“Enstar Shareholder” has the meaning set forth in the preamble.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Excluded Securities” means any Common Shares or other equity securities issued in connection with (a) a grant to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (b) the exercise or conversion of options to purchase Common Shares, or Common Shares issued to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or any other compensation agreement; (c) any acquisition by the Company of the stock, assets, properties or business of any Person; (d) any merger, consolidation or other business combination involving the Company; (e) the commencement of any Initial Public Offering or any transaction or series of related transactions involving a Change of Control; (f) a stock split, stock dividend or any similar recapitalization; or (g) any issuance of Financing Equity.

“Exercise Period” has the meaning set forth in Section 4.01(c).

“Exercising Shareholder” has the meaning set forth in Section 4.01(d).

“Fair Market Value” has the meaning set forth in Section 3.05(c).

“Financing Equity” means any Common Shares, warrants or other similar rights to purchase Common Shares issued to lenders or other institutional investors (excluding the Shareholders) in any arm’s length transaction providing debt financing to the Company.

“Fiscal Year” means for financial accounting purposes, January 1 to December 31.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Independent Appraiser” has the meaning set forth in Section 3.05(c)(i).

“Information” has the meaning set forth in Section 4.03(b).

“Initial Public Offering” means any offering of Common Shares pursuant to a registration statement filed in accordance with the Securities Act.

“Initial Shareholders” has the meaning set forth in the preamble and shall also include any Permitted Transferees of the Enstar Shareholder and the Trident Shareholders that become Shareholders.

“Investors Agreement” has the meaning set forth in Section 6.01(e).

“Issuance Notice” has the meaning set forth in Section 4.01(b).

“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.

“Lock-up Period” has the meaning set forth in Section 3.01(a).

“Material Subsidiary” means Arden Re, Atrium and any other material direct or indirect Subsidiary of the Company.

“Memorandum of Association” means the memorandum of association of the Company, as filed on August 14, 2009 with the Registrar of Companies of Bermuda and as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“New Securities” has the meaning set forth in Section 4.01(a).

“Non-exercising Shareholder” has the meaning set forth in Section 4.01(d).

“Offered Shares” has the meaning set forth in Section 3.02(a).

“Offering Shareholder” has the meaning set forth in Section 3.02(a).

“Offering Shareholder Notice” has the meaning set forth in Section 3.02(b).

“Organizational Documents” means the Bye-laws and the Memorandum of Association.

“Over-allotment Exercise Period” has the meaning set forth in Section 4.01(d).

“Over-allotment New Securities” has the meaning set forth in Section 4.01(d).

“Over-allotment Notice” has the meaning set forth in Section 4.01(d).

“Permitted Transferee” means with respect to any Shareholder, any Affiliate of such Shareholder.

“Person” means an individual, corporation, company, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-emptive Pro Rata Portion” has the meaning set forth in Section 4.01(c).

“Pre-emptive Shareholder” has the meaning set forth in Section 4.01(a).

“Proposed Transferee” has the meaning set forth in Section 3.04(a).

“Purchasing Shareholder” has the meaning set forth in Section 3.02(d).

“Put Right” has the meaning set forth in Section 3.05(a).

“Related Party Agreement” means any agreement, arrangement or understanding between (a) (i) the Company and (ii) any Shareholder or any Affiliate of a Shareholder or any Director, officer or employee of the Company, as such agreement may be amended, modified, supplemented or restated in accordance with the terms of this Agreement, and (b) (i) Arden Re, Atrium or any other direct or indirect Subsidiary of the Company and (ii) the Company, any Shareholder or any Affiliate of Arden Re, Atrium, the Company, a Shareholder or any Director, officer or employee of Arden Re, Atrium or any direct or indirect Subsidiary of the Company, as such agreement may be amended, modified, supplemented or restated in accordance with the terms of this Agreement.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person and its Affiliates (provided, that portfolio companies of the Trident Shareholders shall not be Representatives).

“ROFO Notice” has the meaning set forth in Section 3.02(d).

“ROFO Notice Period” has the meaning set forth in Section 3.02(b).

“Sale Notice” has the meaning set forth in Section 3.04(b).

“Securities Act” means the United States Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Selling Shareholder” has the meaning set forth in Section 3.04(a).

“Shareholders” has the meaning set forth in the preamble.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tag-along Notice” has the meaning set forth in Section 3.04(c).

“Tag-along Period” has the meaning set forth in Section 3.04(c).

“Tag-along Sale” has the meaning set forth in Section 3.04(a).

“Tag-along Shareholder” has the meaning set forth in Section 3.04(a).

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Common Shares or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Common Shares.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Shares owned by a Person or any interest (including a beneficial interest) in any Common Shares owned by a Person.

“Trident Director” has the meaning set forth in Section 2.01(a).

“Trident Shareholder” has the meaning set forth in the preamble.

“Waived ROFO Transfer Period” has the meaning set forth in Section 3.02(f).

ARTICLE II

Management and Operation of the Company

Section 2.01 Board of Directors.

(a) The Shareholders agree that the business and affairs of the Company shall be managed through a board of directors (the “Board”) consisting of five members (each, a “Director”). The Directors shall be elected to the Board in accordance with the following procedures:

(i) The Enstar Shareholder shall have the right to designate three Directors, who shall initially be Paul O’Shea, Nick Packer and Richard Harris (the “Enstar Directors”); and

(ii) The Trident Shareholders shall have the right to designate two Directors, who shall initially be Darran A. Baird and James D. Carey (the “Trident Directors”).

Notwithstanding the foregoing, the Enstar Director(s) present at any meeting of the Board or committee thereof shall collectively exercise voting power equal to the Enstar Shareholder’s percentage ownership of the Company divided by the aggregate percentage ownership of the Company held by the Enstar Shareholder and the Trident Shareholders, and the Trident Director(s) present at any meeting of the Board or committee thereof shall collectively exercise voting power equal to the Trident Shareholders’ percentage ownership of the Company divided by the aggregate percentage ownership of the Company held by the Enstar Shareholder and the Trident Shareholders.

(b) Each Shareholder shall vote all Common Shares over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Shareholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by an Initial Shareholder pursuant to Section 2.01(a).

(c) Each Initial Shareholder shall have the right at any time to remove (with or without cause) any Director designated by such Initial Shareholder for election to the Board and each other Shareholder shall vote all Common Shares over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Shareholders or by written consent in lieu of a meeting) to remove from the Board any individual designated by such Initial Shareholder that such Initial Shareholder desires to remove pursuant to this Section 2.01(c). Except as provided in the preceding sentence, unless an Initial Shareholder shall otherwise consent in writing, no other Shareholder shall take any action to cause the removal of any Director(s) designated by an Initial Shareholder.

(d) In the event a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal pursuant to Section 2.01(c)), the Initial Shareholder who designated such individual shall have the right to designate a different individual to replace such Director and each other Shareholder shall vote all Common Shares over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Shareholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by such Initial Shareholder.

(e) The Board shall have the right to establish any committee of Directors as the Board shall deem appropriate from time to time. Subject to this Agreement, the Organizational Documents and Applicable Law, committees of the Board shall have the rights, powers and privileges granted to such committee by the Board from time to time. Any delegation of authority to a committee of Directors to take any action must be approved in the same manner as would be required for the Board to approve such action directly. Any committee of Directors shall be composed of the same proportion of Enstar Directors and Trident Directors as the Initial Shareholders shall then be entitled to appoint to the Board pursuant to this Section 2.01.

(f) The presence of a majority of Directors then in office shall constitute a quorum; provided, that at least one Trident Director is present at such meeting. If a quorum is not achieved at any duly called meeting, such meeting may be postponed to a time no earlier than 48 hours after written notice of such postponement has been given to the Directors. If no Trident Director is present for three consecutive meetings, then the presence, in person or by proxy, of Directors designated by Shareholders holding at least 51% of the Common Shares shall constitute a quorum for the next meeting.

Section 2.02 Voting Arrangements. In addition to any vote or consent of the Board or the Shareholders of the Company required by Applicable Law, without the consent of the Trident Shareholders the Company shall not take any action or enter into any commitment to take any action to (and shall cause its Material Subsidiaries to not take any action or enter into any commitment to take any action to):

(a) amend, modify or waive the Organizational Documents or the charter, bye-laws or other organizational documents of any Material Subsidiary;

(b) make any material changes in the tax or accounting methods or policies or the tax elections of the Company or any Material Subsidiary (other than as required by Applicable Law or GAAP) that would have a materially adverse impact on the Trident Shareholders;

(c) enter into, amend in any material respect, waive or terminate any Related Party Agreement other than (i) the entry into a Related Party Agreement that is on an arm’s length basis and on terms no less favorable to the Company or the applicable Material Subsidiary than those that could be obtained from an unaffiliated third party and (ii) any reinsurance or other risk transfer arrangement with any Affiliate of the Enstar Shareholder in which all or substantially all of the underlying insurance risk is borne by the Affiliate of the Enstar Shareholder, provided, however, that any such reinsurance or other risk transfer transaction provides the Company a market rate fronting fee;

(d) enter into or effect any material transaction or series of related transactions outside of the ordinary course of business involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by the Company or any Material Subsidiary of any assets and/or equity interests of any Person that are material in amount to the Company and its Subsidiaries taken as a whole, other than the acquisition by the Company of Arden Re and Atrium;

(e) except for a Change of Control effected in accordance with Section 3.03 which will not require the consent of the Trident Shareholders, enter into or effect any material transaction or series of related transactions outside of the ordinary course of business involving the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by the Company or any Material Subsidiary of any stock or assets that are material in amount to the Company and its Subsidiaries taken as a whole;

(f) grant or authorize the grant of Common Shares or other equity securities of the Company or any Subsidiary of the Company in an amount greater than 10% of the value of the then-outstanding Common Shares to any existing or prospective officers, directors, employees or consultants of the Company or any Subsidiary of the Company pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreements;

(g) initiate or consummate an Initial Public Offering or make a public offering and sale of Common Shares or any other securities; or

(h) dissolve, wind-up or liquidate the Company or any Material Subsidiary or initiate a bankruptcy proceeding involving the Company or any Material Subsidiary.

For purposes of this Section 2.02, the “ordinary course of business” of the Company and its Subsidiaries shall include the acquisition of insurance and reinsurance companies in run-off and portfolios of insurance and reinsurance business in run-off.

Section 2.03 Consultation on CEO Matters. The Company shall consult with, but need not obtain the consent of, the Trident Shareholder prior to taking any action or entering into any commitment to take any action to appoint or remove (with or without cause) the Company’s or any Material Subsidiary’s chief executive officer or enter into or amend any material term of any employment agreement or arrangement with the Company’s or any Material Subsidiary’s chief executive officer.

Section 2.04 Atrium Underwriting Group Limited. The Trident Shareholder shall have the right to designate one member of the board of directors of Atrium Underwriting Group Limited. The Initial Shareholders shall, and shall cause their Director designees to, take all such actions as may be necessary or desirable to give effect to this provision.

ARTICLE III

Transfer of Interests

Section 3.01 General Restrictions on Transfer.

(a) Except as permitted pursuant to Section 3.01(b), each Shareholder agrees that such Shareholder will not, directly or indirectly, voluntarily or involuntarily Transfer any of its Common Shares prior to the fifth anniversary of the earlier of the closing of the Company’s acquisition of Arden Re and the closing of the Company’s acquisition of Atrium (the “Lock-up Period”).

(b) The provisions of Section 3.01(a), Section 3.02, Section 3.03 and Section 3.04 shall not apply to any of the following Transfers by any Shareholder of any of its Common Shares (i) to a Permitted Transferee or (ii) pursuant to a merger, consolidation or other business combination of the Company with a Third Party Purchaser that has been approved in compliance with Section 2.02(e).

(c) In addition to any legends required by Applicable Law, each certificate (if any) representing the Common Shares of the Company shall bear a legend substantially in the following form (and if the Common Shares are not certificated, the Company’s ledger shall include a notation substantially in the following form omitting the reference to a certificate):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS’ AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SHAREHOLDERS’ AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH SHAREHOLDERS’ AGREEMENT.”

(d) Prior notice shall be given to the Company by the transferor of any Transfer (whether or not to a Permitted Transferee) of any Common Shares. Prior to consummation of any Transfer by any Shareholder of any of its Common Shares, such party shall cause the transferee thereof to execute and deliver to the Company a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement. Upon any Transfer by any Shareholder of any of its Common Shares, in accordance with the terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof.

(e) Notwithstanding any other provision of this Agreement, each Shareholder agrees that it will not, directly or indirectly, Transfer any of its Common Shares (i) except as permitted under the Securities Act and other applicable federal, state or foreign securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act or any applicable foreign securities laws, (ii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the United States Investment Company Act of 1940, as amended, or any comparable foreign law, or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the United States Employee Retirement Income Security Act of 1974 or its accompanying regulations or any comparable foreign law or result in any “prohibited transaction” thereunder involving the Company. In any event, the Board may refuse the Transfer to any Person if (i) such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority or (ii) any non-de minimis adverse tax consequence to the Company, any Subsidiary of the Company, or any Shareholder or any of their Affiliates would result from such Transfer.

(f) Any Transfer or attempted Transfer of any Common Shares in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Common Shares for all purposes of this Agreement.

Section 3.02 Right of First Offer.

(a) At any time following the Lock-up Period, and subject to the terms and conditions specified in this Section 3.02, each Shareholder shall have a right of first offer if any other Shareholder (such Shareholder, an “Offering Shareholder”) proposes to Transfer any Common Shares (the “Offered Shares”) owned by it to any Third Party

Purchaser. Following the Lock-up Period, each time the Offering Shareholder proposes to Transfer any Offered Shares (other than Transfers permitted pursuant to Section 3.01 and Transfers made pursuant to Section 3.03), the Offering Shareholder shall first make an offering of the Offered Shares to the other Shareholders in accordance with the following provisions of this Section 3.02.

(b) The Offering Shareholder shall give written notice (the “Offering Shareholder Notice”) to the Company and the other Shareholders stating its bona fide intention to Transfer the Offered Shares and specifying the number of Offered Shares and the material terms and conditions, including the price, pursuant to which the Offering Shareholder proposes to Transfer the Offered Shares. The Offering Shareholder Notice shall constitute the Offering Shareholder’s offer to Transfer the Offered Shares to the other Shareholders, which offer shall be irrevocable for a period of 20 Business Days (the “ROFO Notice Period”).

(c) By delivering the Offering Shareholder Notice, the Offering Shareholder represents and warrants to the Company and to each other Shareholder that: (i) the Offering Shareholder has full right, title and interest in and to the Offered Shares; (ii) the Offering Shareholder has all the necessary power and authority and has taken all necessary action to Transfer such Offered Shares as contemplated by this Section 3.02; and (iii) the Offered Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(d) Upon receipt of the Offering Shareholder Notice, each Shareholder receiving such notice shall have until the end of the ROFO Notice Period to elect to purchase any amount of the Offered Shares by delivering a written notice (a “ROFO Notice”) to the Offering Shareholder and the Company stating that it agrees to purchase such specified amount of Offered Shares on the terms specified in the Offering Shareholder Notice. Any ROFO Notice shall be binding upon delivery and irrevocable by the applicable Shareholder. Each Shareholder that delivers a ROFO Notice shall be a “Purchasing Shareholder.” If the Shareholders do not, in the aggregate, elect to purchase all of the Offered Shares by the end of the ROFO Notice Period, each Purchasing Shareholder shall then have the right to purchase all or any portion of the remaining Offered Shares not elected to be purchased by the Shareholders. As promptly as practicable following the ROFO Notice Period, the Offering Shareholder shall deliver a written notice to each Purchasing Shareholder stating the number of remaining Offered Shares available for purchase. For a period of 10 Business Days following the receipt of such notice, each Purchasing Shareholder shall have the right to elect to purchase all or any portion of the remaining Offered Shares by delivering a subsequent ROFO Notice specifying the number of additional Offered Shares it desires to purchase. Notwithstanding the foregoing, the Shareholders may only exercise their rights under this Section 3.02 to purchase the Offered Shares if, after giving effect to all elections made under this Section 3.02(d), no less than all of the Offered Shares will be purchased by the Purchasing Shareholders.

(e) Each Shareholder that does not deliver a ROFO Notice during the ROFO Notice Period shall be deemed to have waived all of such Shareholder’s rights to purchase the Offered Shares under this Section 3.02.

(f) If no Shareholder delivers a ROFO Notice or if the Purchasing Shareholders elect to purchase less than all of the Offered Shares in accordance with Section 3.02(d), the Offering Shareholder may, during the 180-day period immediately following the expiration of the ROFO Notice Period, which period may be extended for a reasonable time not to exceed 270 days to the extent reasonably necessary to obtain any Government Approvals (the “Waived ROFO Transfer Period”), and subject to the provisions of Section 3.04, Transfer all of the Offered Shares to a Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Shareholder Notice. If the Offering Shareholder does not consummate the Transfer of the Offered Shares within the Waived ROFO Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be offered to any Person unless first re-offered to the Shareholders in accordance with this Section 3.02.

(g) Each Shareholder shall take all actions as may be reasonably necessary to consummate any Transfer contemplated by this Section 3.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(h) At the closing of any Transfer pursuant to this Section 3.02, the Offering Shareholder shall deliver to the Purchasing Shareholders the certificate or certificates representing the Offered Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Purchasing Shareholders by certified or official bank check or by wire transfer of immediately available funds.

Section 3.03 Drag-along Rights.

(a) If at any time following the Lock-up Period the Enstar Shareholder (together with its Permitted Transferees) holds no less than 55% of the outstanding Common Shares of the Company and receives a bona fide offer from a Third Party Purchaser to consummate, in one transaction, or a series of related transactions, a Change of Control (a “Drag-along Sale”), the Enstar Shareholder shall have the right to require that each other Shareholder (each, a “Drag-along Shareholder”) participate in such Transfer in the manner set forth in this Section 3.03, provided, however, that no Drag-along Shareholder shall be required to participate in the Drag-along Sale if the consideration for the Drag-along Sale is other than cash or registered securities listed on an established U.S. or foreign securities exchange. Notwithstanding anything to the contrary in this Agreement, each Drag-along Shareholder shall vote in favor of the transaction and take all actions to waive any dissenters, appraisal or other similar rights.

(b) The Enstar Shareholder shall exercise its rights pursuant to this Section 3.03 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Shareholder no later than 20 days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Enstar Shareholder’s rights and obligations hereunder and shall describe in reasonable detail:

(i) the number of Common Shares to be sold by the Enstar Shareholder, if the Drag-along Sale is structured as a Transfer of Common Shares;

(ii) the identity of the Third Party Purchaser;

(iii) the proposed date, time and location of the closing of the Drag-along Sale;

(iv) the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(v) a copy of any form of agreement proposed to be executed in connection therewith.

(c) If the Drag-along Sale is structured as a Transfer of Common Shares, then, subject to Section 3.03(d), each Drag-along Shareholder shall Transfer the number of shares equal to the product of (x) the number of Common Shares held by such Drag-along Shareholder and (y) a fraction (A) the numerator of which is equal to the number of Common Shares the Enstar Shareholder proposes to sell or transfer in the Drag-along Sale and (B) the denominator of which is equal to the number of Common Shares then held by the Enstar Shareholder.

(d) The consideration to be received by a Drag-along Shareholder shall be the same form and amount of consideration per share of Common Shares to be received by the Enstar Shareholder (or, if the Enstar Shareholder is given an option as to the form and amount of consideration to be received, the same option shall be given) and the terms and conditions of such Transfer shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which the Enstar Shareholder Transfers its Common Shares. Each Drag-along Shareholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Enstar Shareholder makes or provides in connection with the Drag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Enstar Shareholder, the Drag-along Shareholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Enstar Shareholder and each Drag-along Shareholder severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Enstar Shareholder and each Drag-along Shareholder, in each case in an amount not to exceed the aggregate proceeds received by the Enstar Shareholder and each such Drag-along Shareholder in connection with the Drag-along Sale.

(e) The fees and expenses of the Enstar Shareholder incurred in connection with a Drag-along Sale and for the benefit of all Shareholders (it being understood that costs incurred by or on behalf of a Enstar Shareholder for its sole benefit will not be considered to be for the benefit of all Shareholders), to the extent not paid or reimbursed by the Company or the Third Party Purchaser, shall be shared by all the Shareholders on a pro rata basis, based on the aggregate consideration received by each Shareholder; provided, that no Shareholder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.

(f) Each Shareholder shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Enstar Shareholder.

(g) The Enstar Shareholder shall have 180 days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice (which such 180-day period may be extended for a reasonable time not to exceed 270 days to the extent reasonably necessary to obtain any Government Approvals). If at the end of such period, the Enstar Shareholder has not completed the Drag-along Sale, the Enstar Shareholder may not then effect a transaction subject to this Section 3.03 without again fully complying with the provisions of this Section 3.03.

Section 3.04 Tag-along Rights.

(a) If at any time following the Lock-up Period a Shareholder (the “Selling Shareholder”) proposes to Transfer any shares of its Common Shares to a Third Party Purchaser (the “Proposed Transferee”) (and if the Selling Shareholder is the Enstar Shareholder and it cannot or has not elected to exercise its drag-along rights set forth in Section 3.03), each other Shareholder (each, a “Tag-along Shareholder”) shall be permitted to participate in such Transfer (a “Tag-along Sale”) on the terms and conditions set forth in this Section 3.04.

(b) Prior to the consummation of any such Transfer of Common Shares described in Section 3.04(a), and after satisfying its obligations pursuant to Section 3.02, the Selling Shareholder shall deliver to the Company and each other Shareholder a written notice (a “Sale Notice”) of the proposed Tag-along Sale subject to this Section 3.04 no later than 20 Business Days prior to the closing date of the Tag-along Sale. The Sale Notice shall make reference to the Tag-along Shareholders’ rights hereunder and shall describe in reasonable detail:

(i) the aggregate number of Common Shares the Proposed Transferee has offered to purchase.

(ii) the identity of the Proposed Transferee;

(iii) the proposed date, time and location of the closing of the Tag-along Sale;

(iv) the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(v) a copy of any form of agreement proposed to be executed in connection therewith.

(c) Each Tag-along Shareholder shall exercise its right to participate in a Transfer of Common Shares by the Selling Shareholder subject to this Section 3.04 by delivering to the Selling Shareholder a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number of Common Shares to be Transferred by it no later than five Business Days after receipt of the Sale Notice (the “Tag-along Period”). The offer of each Tag-along Shareholder set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Shareholder shall be bound and obligated to Transfer in the proposed Transfer on the terms and conditions set forth in this Section 3.04. The Selling Shareholder and each Tag-along Shareholder shall have the right to Transfer in a Transfer subject to this Section 3.04 the number of Common Shares equal to the product of (x) the aggregate number of Common Shares the Proposed Transferee proposes to buy as stated in the Sale Notice and (y) a fraction (A) the numerator of which is equal to the number of Common Shares then held by the Selling Shareholder or such Tag-along Shareholder, as the case may be, and (B) the denominator of which is equal to the number of shares then held by the Selling Shareholder and each Tag-along Shareholder.

(d) Each Tag-along Shareholder who does not deliver a Tag-along Notice in compliance with Section 3.04(c) above shall be deemed to have waived all of such Tag-along Shareholder’s rights to participate in such Transfer, and the Selling Shareholder shall (subject to the rights of any participating Tag-along Shareholder) thereafter be free to Transfer to the Proposed Transferee its Common Shares at a per share price that is no greater than the per share price set forth in the Sale Notice and on other terms and conditions which are not materially more favorable to the Selling Shareholder than those set forth in the Sale Notice without any further obligation to the non-accepting Tag-along Shareholders.

(e) Each Tag-along Shareholder participating in a Transfer pursuant to this Section 3.04 shall receive the same consideration per share as the Selling Shareholder after deduction of such Tag-along Shareholder’s proportionate share of the related expenses in accordance with Section 3.04(g) below.

(f) Each Tag-along Shareholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Shareholder makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Shareholder, the Tag-along Shareholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Shareholder and each Tag-along Shareholder severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties shall be pro rata based on the consideration received by the Selling Shareholder and each Tag-along Shareholder, in each case in an amount not to exceed the aggregate proceeds received by the Selling Shareholder and each such Tag-along Shareholder in connection with any Tag-along Sale.

(g) The fees and expenses of the Selling Shareholder incurred in connection with a Tag-along Sale and for the benefit of all Shareholders (it being understood that costs incurred by or on behalf of the Selling Shareholder for its sole benefit will not be considered to be for the benefit of all Shareholders), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by all the Shareholders participating in the Tag-along Sale on a pro rata basis, based on the aggregate consideration received by each such Shareholder; provided, that no Shareholder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

(h) Each Tag-along Shareholder shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Selling Shareholder.

(i) The Selling Shareholder shall have 180 days following the expiration of the Tag-along Period in which to Transfer the Common Shares described in the Sale Notice, on the terms set forth in the Sale Notice (which such 180-day period may be extended for a reasonable time not to exceed 270 days to the extent reasonably necessary to obtain any Government Approvals). If at the end of such period, the Selling Shareholder has not completed such Transfer, the Selling Shareholder may not then effect a Transfer of Common Shares subject to this Section 3.04 without again fully complying with the provisions of this Section 3.04.

(j) If the Selling Shareholder Transfers to the Proposed Transferee any of its Common Shares in breach of this Section 3.04, then each Tag-along Shareholder shall have the right to Transfer to the Selling Shareholder, and the Selling Shareholder undertakes to purchase from each Tag-along Shareholder, the number of Common Shares that such Tag-along Shareholder would have had the right to Transfer to the Proposed Transferee pursuant to this Section 3.04, for a per share amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Common Shares from the Selling Shareholder, but without indemnity being granted by any Tag-along Shareholder to the Selling Shareholder; provided, that, nothing contained in this Section 3.04 shall preclude any Shareholder from seeking alternative remedies against such Selling Shareholder as a result of its breach of this Section 3.04.

Section 3.05 Enstar Call Right and Trident Put Right.

(a) At any time during the 90-day period following the fifth anniversary of the earlier of the closing of the Company’s acquisition of Arden Re and the closing of the Company’s acquisition of Atrium or at any time following the seventh anniversary of the earlier of the closing of the Company’s acquisition of Arden Re and the closing of the Company’s acquisition of Atrium, the Enstar Shareholder shall have the right (a “Call Right”) by written notice to the Trident Shareholders to purchase all, but not less than all, of the Common Shares owned by the Trident Shareholders and their Permitted Transferees.

(b) At any time after the seventh anniversary of the earlier of the closing of the Company’s acquisition of Arden Re and the closing of the Company’s acquisition of Atrium, the Trident Shareholders, acting collectively, shall have the right (the “Put Right”) to require the Enstar Shareholder to purchase all, but not less than all, of the Common Shares held by the Trident Shareholders and their Permitted Transferees collectively.

(c) The purchase price payable by the Enstar Shareholder upon the exercise of the Call Right or the Put Right, as the case may be, shall be equal to fair market value of the Common Shares held by the Trident Shareholders and their Permitted Transferees calculated based on the overall fair market value of the Company determined on a going concern basis as between a willing buyer and willing seller with no discount for illiquidity or a minority interest, as such value may be mutually agreed upon by the Enstar Shareholder and the Trident Shareholders or, if no such agreement is reached, determined in accordance with the procedures set forth below (the “Fair Market Value”):

(i) Promptly after determining that the Enstar Shareholder and the Trident Shareholders are unable to agree upon a Fair Market Value but, in any event, no later than 30 Business Days after the exercise of the Call Right or the Put Right, as the case may be, the Initial Shareholders shall appoint a mutually acceptable independent appraiser (the “Independent Appraiser”) to determine the Fair Market Value (determined on a going concern basis as between a willing buyer and a willing seller with no discount for illiquidity or a minority interest) of the Common Shares held by the Trident Shareholders and their Permitted Transferees. Each of the Enstar Shareholder and the Trident Shareholders (acting together) shall provide the Independent Appraiser with its respective determination of Fair Market Value, together with the supporting calculations and analyses prepared by such Initial Shareholder with respect thereto. The Initial Shareholders shall instruct the Independent Appraiser to determine, in writing within 30 days of such Independent Appraiser’s appointment, which of the Initial Shareholders’ determination of Fair Market Value is the more reasonable, and such determination shall be final for all purposes of this Section 3.05. The costs and expenses of the Independent Appraiser shall be borne equally by the Initial Shareholders.

(ii) To enable the Independent Appraiser to conduct the valuation, the Initial Shareholders and the Company shall furnish to the Independent Appraiser such information as the Independent Appraiser may request, including information regarding the business of the Company and its Subsidiaries and the Company’s assets, properties, financial condition, earnings and prospects.

(d) Within 90 days after the date of the final determination of the Fair Market Value pursuant to this Section 3.05 (which period shall be extended solely to the extent needed to obtain any required Government Approvals, provided, that the Shareholders shall, and shall cause their Permitted Transferees to, have used their reasonable best efforts to obtain such approvals in a timely manner, and provided, further, that in no event shall the Enstar Shareholder be obligated to pay the purchase price for a sale and purchase pursuant to the Put Right in cash due to any failure to obtain any Government Approvals that are required to permit the Trident Shareholders to acquire or hold any unrestricted ordinary shares of Enstar), the Trident Shareholders shall, and shall cause their Permitted Transferees to, sell to the Enstar Shareholder, free and clear of any Liens, all of the Common Shares held by them.

(e) Each Shareholder shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 3.05, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(f) At the closing of any sale and purchase pursuant to this Section 3.05, the Trident Shareholders shall, and shall cause their Permitted Transferees to, deliver to the Enstar Shareholder the certificate or certificates representing their Common Shares (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Enstar Shareholder by, (i) in the case of a sale and purchase pursuant to the Call Right, wire transfer of immediately available funds, or (ii) in the case of a sale and purchase pursuant to the Put Right, at the option of the Enstar Shareholder, either (A) wire transfer of immediately available funds, (B) unrestricted ordinary shares of Enstar (provided that such ordinary shares are then listed or admitted to trading on the NASDAQ Stock Market, the New York Stock Exchange or another national securities exchange), or (C) a combination of (A) and (B). If the purchase price at the closing of any sale and purchase pursuant to this Section 3.05 consists of unrestricted ordinary shares of Enstar, the value of such ordinary shares will be deemed to equal the average of the last reported sale price of the ordinary shares over the 10 trading day period ending on, and including, the trading day immediately preceding the effective date of any such closing.

(g) Enstar hereby absolutely, unconditionally and irrevocably guarantees to the Trident Shareholders and their Permitted Transferees, on the terms and conditions set forth herein, the due and punctual payment, observance, performance and discharge of the Enstar Shareholder’s obligations under this Section 3.05. The Trident Shareholders hereby agree that in no event shall Enstar be required to pay any amount to the Trident Shareholders or their Permitted Transferees under, in respect of, or in connection with this Agreement other than as expressly set forth herein.

ARTICLE IV

Pre-emptive Rights and Other Agreements

Section 4.01 Pre-emptive Right.

(a) The Company hereby grants to each Initial Shareholder (each, a “Pre-emptive Shareholder”) the right to purchase its pro rata portion of any new Common Shares (other than any Excluded Securities) (the “New Securities”) that the Company may from time to time propose to issue or sell to any Person.

(b) The Company shall give written notice (an “Issuance Notice”) of any proposed issuance described in subsection (a) above to the Pre-emptive Shareholders within five Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i) the number of New Securities proposed to be issued and the percentage of the Company’s outstanding Common Shares, on a fully diluted basis, that such issuance would represent;

(ii) the proposed issuance date, which shall be at least 20 Business Days from the date of the Issuance Notice; and

(iii) the proposed purchase price per share.

(c) Each Pre-emptive Shareholder shall for a period of 15 Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, up to the amount of New Securities equal to the product of (x) the total number of New Securities to be issued by the Company on the issuance date and (y) a fraction determined by dividing (A) the number of Common Shares owned by such Pre-emptive Shareholder immediately prior to such issuance by (B) the total number of Common Shares owned by all Initial Shareholders on such date immediately prior to such issuance (the “Pre-emptive Pro Rata Portion”) by delivering a written notice to the Company. Such Pre-emptive Shareholder’s election to purchase New Securities shall be binding and irrevocable.

(d) No later than five Business Days following the expiration of the Exercise Period, the Company shall notify each Pre-emptive Shareholder in writing of the number of New Securities that each Pre-emptive Shareholder has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-allotment Notice”). Each Pre-emptive Shareholder exercising its right to purchase its Pre-emptive Pro Rata Portion of the New Securities in full (an “Exercising Shareholder”) shall have a right of over-allotment such that if any other Pre-emptive Shareholder fails to exercise its right under this Section 4.01 to purchase its Pre-emptive Pro Rata Portion of the New Securities (each, a “Non-Exercising Shareholder”), such Exercising Shareholder may purchase all or any portion of such Non-Exercising Shareholder’s allotment (the “Over-allotment New Securities”) by giving written notice to the Company (within five Business Days of receipt of the Over-allotment Notice) setting forth the number of Over-allotment New Securities that such Exercising Shareholder is willing to purchase (the “Over-allotment Exercise Period”). Such Exercising Shareholder’s election to purchase Over-allotment New Securities shall be binding and irrevocable. If more than one Exercising Shareholder elects to exercise its right of over-allotment, each Exercising Shareholder shall have the right to purchase the number of Over-allotment New Securities it elected to purchase in its written notice; provided, that if the over-allotment New Securities are over-subscribed, each Exercising Shareholder shall purchase its pro rata portion of the available Over-allotment New Securities based upon the relative Pre-emptive Pro Rata Portions of the Exercising Shareholders.

(e) The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 4.01(c) and Section 4.01(d) above in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced) so long as such issuance or sale is closed within 180 days after the expiration of the Over-allotment Exercise Period (subject to the extension of such 180-day period for a reasonable time not to exceed 270 days to the extent reasonably necessary to obtain any Government Approvals). In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Shareholders in accordance with the procedures set forth in this Section 4.01.

(f) Upon the consummation of the issuance of any New Securities in accordance with this Section 4.01, the Company shall deliver to each Exercising Shareholder certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Liens (other than those arising hereunder or under Applicable Law and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Shareholders and after payment therefor, duly authorized and validly issued. Each Exercising Shareholder shall deliver to the Company the purchase price for the New Securities purchased by it by wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including entering into such additional agreements as may be necessary or appropriate.

Section 4.02 Corporate Opportunities. Notwithstanding anything contained in this Agreement or under Applicable Law to the contrary (to the full extent permitted by Applicable Law), (i) the Initial Shareholders and their respective Affiliates (A) may engage in or possess an interest in other business ventures of any nature and description (whether similar or dissimilar to the business of the Company or any of its Subsidiaries), independently or with others, and none of the Company, any Subsidiary, any other Shareholder, and each of their respective Affiliates shall have any right by virtue of this Agreement in or to any such investment or interest of the Enstar Shareholder, the Trident Shareholders, any Enstar Director or any Trident Director and any of its or their respective Affiliates to any income or profits derived therefrom, and the pursuit of any such venture shall not be deemed wrongful or improper, and (B) shall not be obligated to present any investment opportunity to the Company or any Subsidiary even if such opportunity is of a character that, if presented to the Company or any Subsidiary, could be taken by the Company or such Subsidiary, and (ii) the parties hereby waive (and the Company shall cause the Subsidiaries to waive) to the fullest extent permitted by law any fiduciary or other duty of the Initial Shareholders and the Enstar Directors and Trident Directors not expressly set forth in this Agreement, including fiduciary or other duties that may be related to or associated with self-dealing, corporate opportunities or otherwise, in each case so long as such Person acts in a manner consistent with this Agreement.

Section 4.03 Confidentiality.

(a) Each Shareholder shall and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company, including its assets, business, operations, financial condition or prospects (“Information”), and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company; provided, that nothing herein shall prevent any Shareholder from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Shareholder, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to other Shareholders, (vi) to such Shareholder’s Representatives that in the reasonable judgment of such Shareholder need to know such Information or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Common Shares from such Shareholder as long as such transferee agrees to be bound by the provisions of this Section 4.03 as if a Shareholder, provided, further, that in the case of clause (i), (ii) or (iii), such Shareholder shall notify the other Shareholders of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

(b) The restrictions of Section 4.03(a) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or any of its Representatives in violation of this Agreement; (ii) is or becomes available to a Shareholder or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Shareholder and any of its Representatives, (iii) is or has been independently developed or conceived by such Shareholder without use of the Company’s Information or (iv) becomes available to the receiving Shareholder or any of its Representatives on a non-confidential basis from a source other than the Company, any other Shareholder or any of their respective Representatives, provided, that such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing Shareholder or any of its Representatives. Furthermore, Section 4.03(a) shall not restrict the Enstar Shareholder and its Affiliates from disclosing any Information required to be disclosed under applicable securities laws or the rules of any stock exchange upon which their securities are traded.

Section 4.04 Registration Rights. Upon the request of any Initial Shareholder in connection with a contemplated public offering of the equity of the Company or any of its Subsidiaries that is approved in accordance with Section 2.02(g), the Company shall enter into a registration rights agreement with the Initial Shareholders containing customary provisions for a transaction of that type, including demand registration rights and piggyback registration rights with ratable cutbacks, if necessary, regardless of the demanding party or piggyback party.

ARTICLE V

Information Rights

Section 5.01 Financial Statements and Reports. In addition to, and without limiting any rights that a Shareholder may have with respect to inspection of the books and records of the Company under Applicable Laws, the Company shall furnish to each Shareholder:

(a) Within 45 days after the end of each quarterly accounting period, an unaudited consolidated balance sheet as of the end of such quarterly accounting period and an unaudited related consolidated income statement, consolidated statement of shareholders’ equity and consolidated statement of cash flows for such quarterly accounting period including any footnotes thereto (if any) prepared in accordance with GAAP, consistently applied, together with comparable year-to-date figures;

(b) Within 90 days after the end of each Fiscal Year (or such longer period of time as is approved by the Board), an unaudited consolidated balance sheet as of the end of such Fiscal Year and the related consolidated income statement, consolidated statement of shareholders’ equity, and consolidated statement of cash flows including all footnotes thereto for such Fiscal Year prepared in accordance with GAAP, consistently applied; and

(c) Such other financial, accounting or other information relating to the Company and its Subsidiaries or their respective operations as any Initial Shareholder may reasonably request from time to time in form and substance reasonably acceptable to such requesting Shareholder.

Section 5.02 Inspection Rights.

(a) The Company shall, and shall cause its officers, Directors and employees to, (i) afford each Shareholder that, together with any Affiliates and/or Permitted Transferees, owns at least 5% of the Company’s outstanding Common Shares and the Representatives of each such Shareholder, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, and (ii) afford such Shareholder the opportunity to consult with its officers from time to time regarding the Company’s affairs, finances and accounts as each such Shareholder may reasonably request upon reasonable notice.

(b) The right set forth in Section 5.02(a) above shall not and is not intended to limit any rights which the Shareholders may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts under the laws of the jurisdiction in which the Company is incorporated.

ARTICLE VI

Representations and Warranties

Section 6.01 Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to the Company and each other Shareholder that:

(a) Such Shareholder (if an entity) is a corporation, company, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Such Shareholder (if an entity) has full corporate, company or partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized (if such Shareholder is an entity) by all requisite corporate or company action of such Shareholder. Such Shareholder has duly executed and delivered this Agreement.

(c) This Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(d) The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Shareholder (if an entity), (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Shareholder is a party.

(e) Except for this Agreement, the Investors Agreement by and among the Initial Shareholders, dated as of June 27, 2013 (the “Investors Agreement”), and the Commitment Letter of each Initial Shareholder to purchase Common Shares, each dated as of June 27, 2013 (the “Commitment Letters”), such Shareholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Common Shares, including agreements or arrangements with respect to the acquisition or disposition of the Common Shares or any interest therein or the voting of the Common Shares (whether or not such agreements and arrangements are with the Company or any other Person).

ARTICLE VII

Term and Termination

Section 7.01 Termination. This Agreement shall terminate upon the earliest of:

(a) the consummation of an Initial Public Offering;

(b) the consummation of a merger or other business combination involving the Company whereby the Common Shares becomes a security that is listed or admitted to trading on the NASDAQ Stock Market, the New York Stock Exchange or another national securities exchange;

(c) the date on which no more than one Shareholder holds any Common Shares;

(d) the dissolution, liquidation or winding up of the Company; or

(e) upon the unanimous agreement of the Shareholders.

Section 7.02 Effect of Termination.

(a) The termination of this Agreement shall terminate all further rights and obligations of the Shareholders under this Agreement except that such termination shall not effect:

(i) the existence of the Company;

(ii) the obligation of any Party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii) the rights which any Shareholder may have by operation of law as a shareholder of the Company; or

(iv) the rights contained herein which by their terms are intended to survive termination of this Agreement.

(b) The following provisions shall survive the termination of this Agreement: this Section 7.02 and Section 4.03, Section 8.03, Section 8.11, Section 8.12 and Section 8.13.

ARTICLE VIII

Miscellaneous

Section 8.01 Expenses. Except as otherwise expressly provided herein or in the Investors Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Release of Liability. In the event any Shareholder shall Transfer all of the Common Shares held by such Shareholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Shareholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer.

Section 8.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by an internationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

If to the Company:

c/o Enstar Group Limited

PO Box 2267

Windsor Place, 3rd Floor, 22 Queen Street

Hamilton HM JX Bermuda

Facsimile: (441) 296-7319

Email: richard.harris@enstargroup.bm

Attention: Richard J. Harris, Chief Financial Officer

If to the Enstar Shareholder:

c/o Enstar Group Limited

PO Box 2267

Windsor Place, 3rd Floor, 22 Queen Street

Hamilton HM JX Bermuda

Facsimile: (441) 296-7319

Email: richard.harris@enstargroup.bm

Attention: Richard J. Harris, Chief Financial Officer

with a copy to (which shall not constitute notice):	Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103 Facsimile: (215) 988-2757 Email: robert.juelke@dbr.com Attention: Robert C. Juelke

If to the Trident Shareholders:	c/o Stone Point Capital LLC 20 Horseneck Lane Greenwich, CT 06830 Facsimile: (203) 862-2929 Email: slevey@stonepoint.com Attention: Stephen Levey

with a copy to (which shall not constitute notice):	c/o Stone Point Capital LLC 20 Horseneck Lane Greenwich, CT 06830 Facsimile: (203) 625-8357 Email: contracts@stonepoint.com Attention: General Counsel

Section 8.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.07 Entire Agreement. This Agreement, the Organizational Documents, the Investors Agreement and the Commitment Letters constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Organizational Document, the Shareholders and the Company shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.

Section 8.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Initial Shareholder; provided, that any amendment that would materially and adversely affect the rights or duties of a Shareholder shall require the consent of such Shareholder. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of New York.

Section 8.12 Submission to Jurisdiction; Waiver of Jury Trial.

(a) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR

THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(b).

Section 8.13 Equitable Remedies. Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement.

Section 8.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Northshore Holdings Limited

By:
Name:
Title:

Kenmare Holdings Ltd

By:
Name:
Title:

Enstar Group Limited (solely for purposes of Section 3.05)

By:
Name:
Title:

Trident V, L.P. By: SPC Management Holdings, its manager By: Stone Point Capital LLC, its managing member

By:
Name:	James D. Carey
Title:	Senior Principal

Trident V Parallel Fund, L.P. By: SPC Management Holdings, its manager By: Stone Point Capital LLC, its managing member

By:
Name:	James D. Carey
Title:	Senior Principal

Trident V Professionals Fund, L.P. By: SPC Management Holdings, its manager By: Stone Point Capital LLC, its managing member

By:
Name:	James D. Carey
Title:	Senior Principal

EXHIBIT A

Joinder Agreement

Reference is hereby made to the Shareholders’ Agreement, dated as June [•], 2013 (as amended from time to time, the “Shareholders’ Agreement”), by and among Kenmare Holdings Ltd, Trident V, L.P., Trident V Parallel Fund, L.P. and Trident V Professionals Fund, L.P., Northshore Holdings Limited, a Bermuda exempted company (the “Company”), and, solely for purposes of Section 3.05 thereof, Enstar Group Limited. Pursuant to and in accordance with Section 3.01(d) of the Shareholders’ Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Shareholders’ Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Shareholders’ Agreement as though an original party thereto and shall be deemed to be a Shareholder of the Company for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Shareholders’ Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [DATE].

Northshore Holdings Limited

By:
Name:
Title:

[Transferee Shareholder]

By:
Name:
Title: